Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between CHRISTOPHER FRANKLIN (“Executive”), and AQUA AMERICA, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”) as of this 2nd day of June, 2015.

WHEREAS, the Board of Directors of Company (“Board of Directors”) wishes to have the Company retain Executive to serve as President and Chief Executive Officer (“CEO”) of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment and Term. Executive hereby agrees to serve as President and CEO from July 1, 2015 (the “Commencement Date”) hereof through July 1, 2018 (the “Initial Term”), and the Company hereby agrees to retain Executive as President and CEO through the Initial Term. By executing this Agreement the Company confirms that the Board of Directors has approved this Agreement. The parties may mutually agree in writing to renew the term of employment under this Agreement for successive one (1) year periods (or for such other period(s) as agreed by the parties) at the end of the Initial Term or any renewal term. This Agreement shall terminate at the end of the Initial Term or, in the event of renewal, at the end of the extended term, unless terminated earlier as provided in this Agreement. The Initial Term and, if the period of employment is extended, such successive periods of employment, subject to earlier termination of employment as provided in this Agreement, are collectively referred to herein as the “Term”.

2. Duties. During the Term, Executive will have the title of President and CEO. Executive shall report exclusively to and receive instructions from the Board of Directors and shall have such duties and responsibilities customary for the positions of president and chief executive officer of public companies similarly situated. While serving as President and CEO, Executive shall have full authority and discretion relating to the general and day-to-day management of the affairs of the Company, including, but not limited to, finances and other financial matters, compensation matters (other than with respect to the compensation of Executive, himself, and the other executive officers of the Company, and other than long-term compensation of employees, which shall be determined by the Executive Compensation Committee of the Board of Directors (the “Executive Compensation Committee”)), personnel matters (other than such matters that relate to Executive himself), operating and capital budgeting, operations, intellectual property, investor relations, retention of professionals and strategic planning and implementation. Executive will be the most senior executive officer of the Company and all other executives and businesses of the Company will report to Executive or his designee. The foregoing language shall not be construed so as to limit the duties and responsibilities of the Board of Directors as described in the Company’s Articles of Incorporation and Bylaws.

3. Other Business Activities. Executive shall serve the Company faithfully and shall devote his reasonable best efforts and substantially all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as President and CEO. In furtherance of the foregoing, and not by way of limitation, for so long as Executive remains President and CEO, Executive shall not directly or indirectly engage in any other business or charitable activities or pursuits, except for those arising from positions held as of the date hereof as set forth on Appendix A or such other activities as would not materially interfere with Executive’s ability to carry out his duties under this Agreement and are identified by Executive to the Board of Directors as described in the following sentence. Notwithstanding the foregoing, Executive shall be permitted to engage in activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization; (ii) managing personal investments; (iii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; or (iv) serving as a director of a business organization; provided, however, that Executive has disclosed his intention to engage in such activities to the Board of Directors and the Board of Directors concludes that such activities do not materially interfere with Executive’s performance of his responsibilities and obligations pursuant to this Agreement.

4. Base Salary. The Company shall pay Executive a salary at the annual rate of six hundred thirty-five thousand dollars ($635,000) (the “Base Salary”) effective as of the effective date of this Agreement, payable pursuant to the Company’s normal practice, but no less frequently than monthly. The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with Company’s normal payroll practice for its similarly-situated executives as in effect from time to time. The Executive Compensation Committee, in consultation with Executive, shall periodically review Executive’s Base Salary during the Term at least annually for increases based on Executive’s performance and other relevant factors.

5. Annual Incentive Compensation. Executive shall participate in incentive compensation programs which will enable Executive to earn bonus compensation in accordance with performance criteria developed and evaluated by the Executive Compensation Committee in consultation with Executive. Executive’s target annual bonus shall not be less than eighty percent (80%) of Executive’s Base Salary. For 2015, Executive’s target bonus payable under this Agreement shall be pro rated based upon the number of months remaining in the year after the Commencement Date and Executive’s target bonus payable under his previous arrangement based upon his previous target bonus percentage shall be pro rated based upon the number of months in the year before the Commencement Date.

6. Annual Equity Incentives. For 2016 and thereafter during the term of this Agreement, Executive shall be granted annual, equity-based long term incentive compensation at the discretion of the Executive Compensation Committee under the Company’s 2009 Omnibus Equity Compensation Plan (the “Omnibus Plan”), consistent with existing compensation practices; provided, however, that the target annual equity grant shall not be less than one hundred sixty-five percent (165%) of Executive’s Base Salary. For 2015, Executive shall be granted an equity award with a value equal to fifty percent (50%) of the difference between one hundred sixty-five percent (165%) of Executive’s Base Salary and his current long-term incentive award under the Omnibus Plan, measured as of the grant date (the “Stock Award”) with performance-based vesting as determined by the Executive Compensation Committee.

7. Other Benefits. Nothing in this Agreement shall affect Executive’s participation in standard Company benefit plans and the level of those benefits shall be at least as favorable as those provided to senior management generally.

8. 2015 Performance-Based Stock Award; Termination of Employment.

(a) If the Company terminates Executive’s employment without Cause, Executive terminates employment for Good Reason, or in the event of Executive’s termination due to non-renewal of the Term by the Company, any unvested shares of the Stock Award shall become fully vested if the applicable performance goals are met for any of the three successive calendar years immediately following the date of grant of such Stock Award. If Executive dies while employed by the Company, or Executive’s employment is terminated on account of Disability, any unvested shares of the Stock Award shall become vested in full upon Executive’s death or termination of employment on account of Disability. If Executive’s employment is terminated for Cause or if Executive voluntarily terminates employment without Good Reason, any unvested shares of the Stock Award will be forfeited.

(b) If the Company terminates Executive’s employment and this Agreement for Cause, or if Executive terminates Executive’s employment without Good Reason, or for death or Disability, Executive shall receive (or his estate in the event of his death) any accrued but unpaid salary and accrued vacation under this Agreement.

(d) If the Company terminates Executive’s employment and this Agreement without Cause, if Executive terminates Executive’s employment for Good Reason, or in the event of Executive’s termination due to non-renewal of the Term by the Company, Executive shall receive any accrued but unpaid salary and accrued vacation under this Agreement, as well as a lump sum payment equal to (i) twenty-four (24) months of Base Salary; and (ii) two (2) times the target annual bonus, such lump sum payment to be paid on the thirtieth day following the date of termination.

(e) For the avoidance of doubt, the payment of severance benefits under this Agreement shall be conditioned upon Executive executing a general release of all claims in a form provided by the Company no later than 21 days following the date of termination, and not revoking such release during the seven day period following execution.

9. Defined Terms. For purposes of this Agreement:

(a) The term “Cause” shall mean (i) Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or crime involving moral turpitude; (ii) in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the Company; or (iii) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him (consistent with this Agreement) by the Board of Directors, in either case, after written notice thereof. Any determination of Cause shall be subject to a reasonable notice and cure period.

(b) The term “Disability” shall mean Executive’s mental or physical incapacity that entitles Executive to long-term disability benefits under the Company’s long-term disability plan applicable to Executive.

(c) The term “Good Reason” shall mean a termination of employment initiated by Executive upon one or more of the following occurrences after the Commencement Date:

(i) a diminution in Executive’s authority, title, duties, responsibilities or reporting lines,

(ii) relocation of Executive’s principal place of employment, to a location that is more than fifty (50) miles from the location on the Commencement Date; or

(iii) a material decrease in Base Salary or the target annual bonus.

Executive must provide written notice of termination for Good Reason to the Company within sixty (60) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of termination. If the Company does not correct the act or failure to act, Executive must terminate his or her employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

10. Restrictive Covenants.

(a) Executive agrees that on and after the Commencement Date, for a period of twelve (12) months after termination of his employment under this Agreement, Executive will not, directly or indirectly, individually, or in association or in combination with any other person or entity, whether as a shareholder of a corporation, or a manager or member of a limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise:

(i) employ, engage or solicit for employment any person who is, or was, at any time during the twelve (12) months after termination of his employment under this Agreement and the immediately preceding twelve (12) month period, an employee of the Company or otherwise seek to adversely influence or alter such person’s relationship with the Company (without written consent of the Board); or

(ii) solicit or encourage any person or entity that is, or was, at any time during the twelve (12) months after termination of his employment under this Agreement and the immediately preceding twelve (12) month period, a prospective affiliate of the Company or a customer, client or vendor or prospective customer, client or vendor of the Company, to terminate or otherwise alter his, her or its relationship with Company.

(b) Executive agrees that on and after the Commencement Date, for a period of twelve (12) months after termination of his employment under this Agreement, Executive agrees that he will not, unless acting pursuant with the prior written consent of the Board of Directors, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in a geographic area within twenty-five (25) miles of any location from which the Company or any of its subsidiaries is operating on the date of such termination (the “Geographic Area”), in any business that is competitive to a business from which the Company and any of its subsidiaries, taken as a whole, derived at least ten percent of its respective annual gross revenues for the twelve (12) months preceding the date of termination. It is recognized by Executive that the business of the Company and its subsidiaries and Executive’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Executive of less than one percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(c) Executive acknowledges that the restrictions contained in paragraph (a) are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates, and that any violation of those provisions will result in irreparable injury to the Company. Executive represents that his experience and capabilities are such that the restrictions contained in paragraph (a) will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is the case as of the date hereof. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraph (a) should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

11. Other Agreements. Executive represents and warrants to Company that:

(a) Executive has informed the Company in writing of any restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that could prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which could be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or could prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

(b) Executive shall disclose the existence and terms of the restrictive covenants set forth in Section 10 to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or any period during which his activities are restricted by virtue of the covenants described in Section 10 hereof.

12. Survival of Provisions. The provisions of this Agreement shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of Company under this Agreement. For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Company.

14. Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

(a) If to Executive:

Christopher Franklin

(b) If to the Company:

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010-3489

Attn: Chairman, Executive Compensation Committee

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

15. Entire Agreement; Amendments. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by Company (except for the Change in Control and Severance Agreement). This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

16. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

17. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

20. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

21. Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold Executive harmless in connection with actual, potential or threatened actions or investigations related to Executive’s services for or employment by the Company and/or its subsidiaries in the same manner as other officers and directors to the extent provided in the Company’s by-laws.

22. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and Company shall use its best efforts to satisfy promptly all such requirements.

23. Section 409A of the Internal Revenue Code. This Agreement shall be interpreted and administered in accordance with section 409A of the Internal Revenue Code (“Section 409A”), to the extent applicable. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, if

Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

Attest:	AQUA AMERICA, INC.

/s/ Christopher P. Luning	By:	/s/ Nicholas DeBenedictis
	By:	/s/ Christopher H. Franklin
CHRISTOPHER FRANKLIN

Appendix A

Business and Charitable Activities

Business

•	ITC Holdings, Inc.

Charitable/Civic

•	Trustee, University of Pennsylvania Board of Trustees, Philadelphia, PA

•	Trustee, West Chester University’s Council of Trustees, West Chester, PA

•	Director, Magee Rehabilitation Hospital, Philadelphia, PA

•	Director, The Walnut Street Theatre, Philadelphia, PA